Exhibit 10.1

UK ASSIGNMENT AGREEMENT 2

THIS AGREEMENT is made on this 22nd  day of August 2007, between Novasoft Information Technology (Europe) Limited (Co. No.3653100) a corporation incorporated and existing under the laws of England and having its principal place of business at  7/8, Shenley Pavillions, Chalkdell Drive, Shenley Wood, Milton Keynes, MKS 6LB  (hereinafter referred to as “ the Assignor”, which expression shall mean and include its representatives, successors and permitted assigns) of the ONE PART;

AND

Intelligroup Europe Limited (Co no. 03205142) a company incorporated under the laws of England , and having its registered office at Challenge House, Sherwood Drive, Bletchley, Buckinghamshire, MK3 6DP (hereinafter referred to as “the Assignee” which expression shall mean and include its representatives, successors and permitted assigns) of the SECOND PART.

1.	The Assignor and the Assignee entered into a Master Assignment Agreement on 8th June 2007 referred to hereinafter as the “UK Assignment Agreement”

2.	Clause 4 of the UK Assignment Agreement detailed the various conditions precedent that needed to be completed for Closing of the agreement to take place.

3.

Clause 3 of the UK Assignment Agreement provided for automatic determination of the Agreement if Closing did not take place within 8 weeks and the parties agree and confirm that the Agreement has determined

4.

And the Assignor and the Assignee hereby agree to enter into a new agreement (hereinafter referred to as the “UK Assignment Agreement 2”) on the same terms as the UK Assignment Agreement (subject to the amendments as specified in Clause 5 hereof) with Closing to take place by 13.00 UK time on 15th September 2007 and if Closing does not take place by then the UK Assignment Agreement shall terminate without any further act of the Parties.

5.	The Assignor and the Assignee agree the following amendments to the UK Assignment Agreement:

a.

The consideration agreed to in Clause 2.5(i) of the UK Assignment agreement will be reduced from USD 1.7 million to USD 1.6 million and further adjusted by the amount transferred to the Escrow Account referred to in clause b below.

b.

The existing contracts with Siemens Turbo Machinery Ltd may qualify for volume discounts. If and when the trigger for volume discount is reached, the Assignor will bear the effect thereof in proportion to the revenue earned by the Assignor. The Assignor agrees to keep an amount USD 13,000 in an Escrow Account with a Bank mutually acceptable. If the volume discount attributable the Assignor’s share thereof becomes payable, the Escrow account shall be used to pay such volume discounts. If such volume discount attributable to the assignor is higher than the available funds in the Escrow Account, the Assignor shall make good such shortfall. The balance in the Escrow account as at 30th September 2007 will be paid to the  Assignor on the following business day,

c.	In clause 2.6 of the UK Assignment Agreement, a new sub clause 2.6.3 will be inserted as below:

	i.	The Assignor shall pay to the Assignee the monetary value of the unavailed leave of Employees as defined in the UK assignment Agreement

ii.

Two Business days before Closing, the assignor will communicate to the Assignee the monetary value of adjustments required to be made under clause 2.6 and the Assignor  will transfer to the Escrow Account mentioned such monetary value. Disbursements from the Escrow Account shall be made within 30 days from Closing.

In Witness whereof the parties to this Agreement have signed this Agreement on the date and place mentioned above:

	/s/ V. Krishnan		/s/ Alok Bajpai

	ISG Novasoft Technologies Limited		Intelligroup Asia Pvt. Ltd.

Name:	V. Krishnan	Name:	Alok Bajpai
Title:	Director	Title:	Director